Exhibit 4.26

ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignment And Assumption Agreement (the “Assignment”), made as of May  __, 2018, between cCAM Biotherapeutics Limited (“Assignor”) and Famewave Ltd. (“Assignee”) and agreed to by Tel Hashomer - Medical Research, Infrastructure and Services Ltd. (“Tel Hashomer”) and Ramot at Tel Aviv University Ltd. (“Ramot” and together with Tel Hashomner, “Licensor”).

W I T N E S S E T H :

Whereas, Assignor is a party to a certain Restated and Amended License Agreement dated April 16, 2012, as amended (the “Agreement”), by and among Licensor and Assignor; and

Whereas, Assignee has acquired from Assignor certain assets developed subject to the Agreement; and

Whereas, Assignor and Assignee desire that Assignor assign all of Assignor’s rights, title and interest in, to and under the Agreement to Assignee, and that Assignee assume all of Assignor’s obligations and duties under the Agreement; and

Whereas, Licensor is willing to consent to such assignment and assumption on the terms and subject to the conditions set forth herein;

Now, Therefore, in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

ASSIGNMENT OF RIGHTS; ASSUMPTION OF OBLIGATIONS

Section 1.1. Assignor hereby acknowledges that it has assigned to Assignee all of its rights, title and interest under the Agreement and Assignee has accepted such assignment.

Section 1.2. Assignee hereby assumes and agrees to undertake and perform any and all obligations and duties of Assignor under the Agreement.

ARTICLE II

LICENSOR’S CONSENT

Section 2.1. Licensor hereby consents and agrees to the assignment and assumption set forth in Article I hereof.

ARTICLE III

MISCELLANEOUS

Section 3.1. Counterparts. This Assignment may be executed in multiple copies, each of which shall for all purposes bind the parties, and each party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Assignment as may be required.

Section 3.2. Applicable Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

In Witness Whereof, the parties have caused this Assignment to be executed by their authorized officers as of the date first written above.

cCAM Biotherapeutics Limited		Famewave Ltd.

By:		By:
	Name:		Name:
	Title:		Title:

Tel Hashomer - Medical Research, Infrastructure and Services Ltd.		Ramot at Tel Aviv University Ltd.

By:		By:
	Name:		Name:
	Title:		Title: